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                                                                  EXHIBIT 10.5



                            CONSULTING AGREEMENT

     AGREEMENT made this 17th day of July, 1995 (the "Agreement") by and between HORIZON/CMS HEALTHCARE CORPORATION, INC., a Delaware corporation (the "Corporation"), and ROCCO A. ORTENZIO (the "Consultant").

                            W I T N E S S E T H:

     WHEREAS, Consultant had founded and was the Chairman and Chief Executive Officer of CONTINENTAL MEDICAL SYSTEMS, INC., a Delaware corporation ("CMS");

     WHEREAS, CMS has become a subsidiary of the Corporation and as a consequence thereof Consultant's employment with CMS has been terminated;

     WHEREAS, the Corporation desires to retain Consultant in an advisory capacity as a consultant in order to obtain the benefit of his expertise and experience upon the terms and conditions hereinafter set forth; and

     WHEREAS, Consultant is willing to render consulting and advisory services to the Corporation upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereto agree as follows:

     1. SERVICES. The Corporation agrees to retain Consultant as, and Consultant agrees to render consulting and advisory


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services to the Corporation as, an independent contractor and not as an employee, upon the terms and conditions hereinafter set forth.

     2. TERM OF AGREEMENT. The term of Consultant's services under this Agreement shall be for two years commencing on the date hereof; PROVIDED, HOWEVER, that this Agreement shall be automatically extended for additional one-year periods unless, at least three months prior to the end of the then current term, either party hereto shall give the other party notice that it does not wish to extend this Agreement.

     3. EXTENT OF SERVICES. The Consultant shall render such consulting services as may reasonably be requested by the Corporation's Chief Executive Officer from time to time, giving due regard to the Consultant's expertise and former positions with CMS. The Consultant shall devote such time and effort as he deems reasonably necessary to perform the requested services; PROVIDED, HOWEVER, that, unless otherwise agreed to by Consultant, the Consultant (i) shall not be required to devote more than 200 hours per year or 40 hours in any one month to such services and (ii) shall not be required to devote his full time and effort on such services.

     Unless otherwise agreed by Consultant and the Corporation, Consultant may render all services hereunder from his principal place of business or residence, provided that if requested by the Chief Executive Officer of the Corporation, Consultant


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shall use reasonable efforts to provide services at a location reasonably designated by the Chief Executive Officer.

     4. COMPENSATION. As compensation for the consulting and advisory services to be rendered by Consultant hereunder and for Consultant's covenants contained in Section 7 hereof, the Corporation shall pay
Consultant, a consulting fee at the rate of $300.00 per hour for time spent, including travel time, in providing consulting services hereunder. The Corporation shall pay Consultant a retainer of $50,000 per annum, payable monthly in advance, and consulting fees earned by Consultant in each calendar year of this Agreement shall be credited against the retainer payments made during such year. The Corporation shall also reimburse Consultant for his reasonable costs and expenses incurred in providing such services, including travel and entertainment expenses, and the cost of medical and dental insurance coverage provided such expenses are properly documented. The Corporation shall also provide Consultant with access, where appropriate, subject to normal usage and approval guidelines in place from time to time, to corporate aircraft, if any, then used by the Corporation and to corporate transportation, as necessary or appropriate, to perform services under this Agreement. Consultant shall each month submit to the Corporation an invoice for any costs and expenses incurred by Consultant during the preceding month hereunder, and on a monthly basis shall invoice the Corporation for any consulting fees earned during the prior month which are in excess of the amount of the retainer paid with respect to such month. The


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Corporation shall pay to Consultant the amount of such fees and expenses within ten days of receipt of any such invoice.

     5. INDEPENDENT CONTRACTOR; NO DEDUCTIONS AND WITHHOLDING. Consultant is and shall, at all times, be an independent contractor and the Corporation shall have no liability whatsoever for withholding, collection or payment of income taxes or for taxes of any other nature on behalf of Consultant. Consultant is not entitled to the benefits provided by the Corporation to its employees including, but not limited to, group insurance and participation in the Corporation's employee benefit and retirement plans. Further, Consultant is not an agent, partner, or joint venturer of the Corporation. Under no circumstances shall Consultant have or claim to have power of decision in any activity on behalf of the Corporation nor supervise, hire or fire employees of the Corporation except in his capacity as a member and vice-Chairman of the Corporation's Board of Directors. It is specifically understood that the Corporation shall not, with respect to the consulting and advisory services to be rendered by Consultant, exercise such control over Consultant as is contrary to its relationship with Consultant as a independent contractor.

     6. SUPPORT SERVICES. During the term of this Agreement, if Consultant shall require secretarial and clerical assistance in connection with the performance of his consulting and advisory services to the Corporation, the Consultant may request such secretarial and clerical assistance from the Corporation. However, in the event of a failure by the Corporation



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to fulfill such request, all reasonable expenses incurred by Consultant in respect of secretarial and clerical assistance in connection with the performance of his consulting and advisory services to the Corporation shall be reimbursed by the Corporation, pursuant to Section 4 hereof.

     7. NONCOMPETITION; CONFIDENTIAL INFORMATION. As consideration for payment of $6.5 million (the "Cash Payment") to the Consultant, the conversion of the existing keyman term life insurance policy into a whole life policy pursuant to a "split dollar" arrangement reasonably satisfactory to the Consultant and the payments to be paid to and other benefits to be received by the Consultant hereunder and under Section 8 of the letter agreement between us of even date herewith (the "Letter Agreement"), and as an additional incentive for the Corporation to enter into this Agreement, the Consultant hereby agrees that:

          (a) During the term of this Agreement, Consultant shall not, within twenty (20) miles of any health care facility which is controlled and majority-owned by the Corporation or any of its consolidated subsidiaries, engage in any activities in competition with the Corporation if such activities are carried on in the same specific type of health care facility (for example, a nursing home or rehabilitation hospital); provided, however, that Consultant's ownership of less than 5% of the issued and outstanding equity of any publicly held corporation or partnership, or 10% of any privately held corporation or partnership, so engaged shall



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not in itself be deemed to constitute such engagement by Consultant.

          (b) Consultant shall not use in furtherance of any of his business affairs or disclose to any third party any trade secret, customer list, supplier list, financial data, pricing or marketing policy or plan or any other proprietary or confidential information relating to the business of the Corporation or any of its subsidiaries, provided, however, that the foregoing restriction shall not apply to information that is (i) generally available to or known in the industry; (ii) disclosed in published literature; or (iii) obtained by Consultant from a third party provided that such third party was not bound by a duty of confidentiality to the Corporation or another party with respect to such information.

          (c) The Consultant understands that the foregoing restrictions may limit his ability to engage in a business similar to the Corporation's business anywhere in the United States during the period provided in paragraph (a) above, but acknowledges that he will receive sufficiently high remuneration and other benefits from the Corporation hereunder and pursuant to Section 8 of the Letter Agreement to justify such restrictions and the remedies provided below. In addition to any remedies provided under applicable law, the Corporation's remedy for a breach of the provisions of this Section 7 shall include, but not be limited to, the termination of all compensation and all benefits to the Consultant otherwise provided under this Agreement and, if such





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breach was material and has resulted in material damages to the Corporation, and the Consultant shall have failed to cure such breach by ceasing to engage in such prohibited competitive activity within 60 days of receiving written notice of the existence and nature of such breach, the right to require the Consultant to immediately repay to the Corporation all or a portion of the Cash Payment as follows: (i) 100% of the Cash Payment if such breach occurs before July 10, 1996; and (ii) 50% of the Cash Payment if such breach occurs on or after July 10, 1996 but before July 10, 1997.

         (d) It is expressly understood and agreed that the Corporation and the Consultant consider the restrictions and remedies contained in this
Section 7 to be reasonable and necessary for the purposes of preserving and protecting the good will and proprietary information of the Corporation. Nevertheless, if any of the aforesaid restrictions or remedies are found by a court having jurisdiction to be unreasonable, or over broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions and remedies herein set forth to be modified by such court so as to be reasonable and enforceable, and, as so modified by the court, to be fully enforced.

         (e) The provisions of this Section 7 shall survive any termination of this Agreement.

     8.  GENERAL.

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         (a)  Corporation has caused Consultant to be elected to its Board of
Directors to serve until the 1995 annual meeting of the Corporation's stockholders and will nominate and use best efforts to cause Consultant to be elected at such meeting as a director of the Corporation to serve until the 1996 annual meeting of the Corporation's stockholders. For so long as Consultant is a director of the Corporation, the Corporation shall cause him to be elected as Vice Chairman of the Board of Directors and as a member of the Executive Committee of such Board. Consultant's attendance at meetings and other activities as a director of the Corporation shall not be included as service provided pursuant to this Agreement.

         (b) Except as provided in Section 7 of this Agreement, Consultant may accept employment with or render advice and consultation to others, may travel freely on the business of others, or for pleasure, in the continental United States or elsewhere, and Consultant shall not be obligated to keep the Corporation advised of his current location, availability or unavailability, and shall not be expected to subordinate his other activities, whether business or personal, to those of the Corporation.

         (c) Neither the Corporation nor the Consultant may delegate any obligations hereunder and may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of their respective rights hereunder, and any

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attempted delegation or disposition shall be null and void and without effect.

         (d) This Agreement constitutes the complete understanding of the parties with respect to the matter contemplated hereby and may not be altered, modified, amended or rescinded except in writing signed by the parties hereto. This Agreement shall supersede all prior agreements and understandings between the parties hereto respecting the services of Consultant to the Corporation or the subject matter hereof; provided that the obligations of CMS to Consultant entered into in connection with his termination from employment by CMS shall survive and the Corporation shall procure that CMS satisfy all such obligations in full.

         (e) This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of New Mexico, (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law.

         (f) The headings set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement in any respect nor shall they in any way affect the substance of the provisions contained in this Agreement.

         (g) All notices and other communications which are required or which may be given under the provisions of this Agreement shall be delivered personally or sent by certified mail,

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postage prepaid, return receipt requested to each of the parties hereto at such address as either party may designate in writing as his or its address for this purpose in the manner herein provided for giving notice unless otherwise provided in the Agreement.

         (b) Consultant shall not have any liability to the Corporation or any of its subsidiaries with respect to, or arising out of, any of the services provided by Consultant hereunder, other than as a result of the willful misconduct or gross negligence of Consultant. The Corporation hereby agrees to indemnify and hold harmless Consultant against any and all losses, claims, damages, liabilities and expenses (including attorney fees and expenses reasonably incurred in connection therewith and amounts paid in settlement of any claim), which Consultant may incur or become subject to arising out of, or based upon services rendered pursuant to, this Agreement, other than any such arising out of his willful misconduct or gross negligence. Consultant hereby agrees to indemnify and hold harmless the Corporation against any and all losses, claims, damages, liabilities and expenses (including attorneys fees and expenses reasonably incurred in connection therewith and amounts paid in settlement of any claim), which the Corporation may incur or become subject to arising out of, or based upon, Consultant's willful misconduct or gross negligence in providing services pursuant to this Agreement. Each party agrees to furnish prompt written notice to the other of any claim, suit or proceeding which might entitle a party to indemni-

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fication hereunder, provided that the failure of a party to provide such notice shall not affect the rights of such party hereunder. The provisions of this paragraph 8(h) shall survive any termination of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year first above written.

                                        HORIZON/CMS HEALTHCARE CORPORATION

                                        By: /s/  NEAL M. ELLIOTT
                                           -------------------------------
                                                 Neal M. Elliott
                                           Title:  President


                                            /s/  ROCCO A. ORTENZIO
                                           -------------------------------
                                                 Rocco A. Ortenzio





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